Filed Pursuant to Rule 424(b)(3)
File No. 333-199121

PROSPECTUS SUPPLEMENT NO. 6 DATED JUNE 23, 2015 (TO PROSPECTUS DATED NOVEMBER 18, 2014) AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 17, 2014, PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 11, 2015, PROSPECTUS SUPPLEMENT NO. 3 DATED MARCH 10, 2015, PROSPECTUS SUPPLEMENT NO. 4 DATED APRIL 7, 2015 AND PROSPECTUS SUPPLEMENT NO. 5 DATED MAY 14, 2015

APPLIED DNA SCIENCES, INC.

PROSPECTUS

$9,100,000 OF SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE SHARES OF COMMON STOCK

This Prospectus Supplement No.6 updates and supplements the prospectus of Applied DNA Sciences, Inc. (“the “Company”, “we”, “us”, or “our”) dated November 18, 2014 , as updated and supplemented by Prospectus Supplement No. 1 dated December 17, 2014, Prospectus Supplement No. 2 dated February 11, 2015, Prospectus Supplement No. 3 dated March 10, 2015, Prospectus Supplement No. 4 dated April 7, 2015 and Prospectus Supplement No. 5 dated May 14, 2015 (collectively, the “Prospectus”), with the following attached documents which we filed with the Securities and Exchange Commission:

A.	Our Current Report on Form 8-K dated June 16, 2015 filed with the Securities and Exchange Commission on June 18, 2015

 This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our common stock and/or warrants, you should carefully consider the risk factors section beginning on page 8 of the Prospectus and the “Risk Factors” section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 15, 2014, as amended on Form 10-K/A on March 6, 2015.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement No. 6 and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus and this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is June 23, 2015

INDEX TO FILINGS

Annex
A. The Company’s Current Report on Form 8-K dated June 16, 2015 filed with the Securities and Exchange Commission on June 18, 2015	A

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 16, 2015

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36745 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

50 Health Sciences Drive

Stony Brook, New York 11790

(Address of Principal Executive Offices) (Zip Code)

631-240- 8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 16, 2015 the Company held its Annual Meeting of Stockholders. The following proposals were voted on and approved by the Company’s stockholders at the Annual Meeting with the stockholders having voted as set forth below:

Proposal 1 - to elect our board of directors, consisting of James A. Hayward, John Bitzer, III, Joseph D. Ceccoli, Charles Ryan, Yacov Shamash, and Sanford R. Simon, each for a one-year term or until their successors are duly elected and qualified:

Directors	For	Withheld
James A. Hayward	8,189,944	87,553
John Bitzer, III	8,161,501	115,996
Joseph D. Ceccoli	8,152,695	124,802
Charles Ryan	8,160,572	116,925
Yacov Shamash	8,158,377	119,120
Sanford R. Simon	8,184,517	92,980

Broker Non-Votes: 8,377,859

Proposal 2 – Approval of amendment to 2005 Incentive Stock Plan to increase the number of shares of common stock issuable thereunder to 8,333,333 and extend the expiration date thereof to January 25, 2025.

For	Against	Abstain
7,479,950	720,076	77,471

Broker Non-Votes: 8,377,859

Proposal 3- to ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2015.

For	Against	Abstain
16,293,101	260,631	101,624

Broker Non-Votes: 0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

/s/ James A. Hayward
James A. Hayward Chief Executive Officer

Date: June 18, 2015